AMENDMENT NO. 3, dated as of February 13, 2008, to Employment Agreement, dated as of November 3, 2003, by and between Vion Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Alan Kessman (the “Executive”), as amended by Amendment No. 1 thereto, dated September 13, 2005, and Amendment No. 2 thereto, dated January 3, 2006 (collectively, the “2003 Agreement”).

WHEREAS, the Executive has been acting as the Chief Executive Officer of the Company pursuant to the 2003 Agreement; and

WHEREAS, the 2003 Agreement provides that the Executive is eligible for an annual bonus based on the achievement of specified Company goals with a maximum bonus of 50% of Base Salary during the fiscal year with respect to which such bonus is awarded; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that the Executive is entitled to a bonus of $98,568.00 for the 2007 fiscal year (the “2007 Bonus”) based on the achievement of specified Company goals for the 2007 fiscal year; and

WHEREAS, the Executive is willing to defer payment of the 2007 Bonus and the Board is desirous of deferring payment of the 2007 Bonus; and

WHEREAS, in order to effectuate the foregoing, the Company and the Executive wish to amend the 2003 Agreement.

NOW THEREFORE, in consideration of premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.

Section 5(b) of the 2003 Agreement is hereby amended and restated in its entirety to read as follows:

“(b).

Bonuses.  The Executive will be eligible for an annual bonus based on the achievement of specified Company goals (as determined by the Board with input from the Executive), with a maximum bonus of fifty percent (50%) of Base Salary during the fiscal year with respect to which such bonus is awarded.  The annual bonus for fiscal 2007 payable to the Executive has been determined by the Board to be $98,568.00 (the “2007 Bonus”).  Notwithstanding anything herein to the contrary, the 2007 Bonus shall only be payable (unless otherwise agreed by the Executive) upon the earliest to occur of (i) a “change of control of the Company” (as defined in Section 10(b) hereof), (ii) termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 6(d)(i), (iii) the receipt by the Company of NDA approval to market Cloretazine® (VNP40101M), (iv) the consummation of a debt or equity financing with primarily unaffiliated third parties in which the Company receives gross proceeds in an amount deemed to be adequate as determined by the Board in its sole discretion (with the Executive recusing himself from such determination) and which may be used for the payment of the 2007 Bonus and (v) such other time as is determined by the Board (with the Executive recusing himself from such determination).  If the Executive’s employment is terminated by the Company for Cause hereunder, then the 2007 Bonus, to the extent not previously paid, shall be forfeited.”

2.

Except as specifically amended as set forth herein, the 2003 Agreement shall remain in full force and effect.

3.

This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Amendment No. 3 has been executed as of the date and year first above written.

VION PHARMACEUTICALS, INC.

By:

/s/ Gary Willis

Name: Gary Willis

Title:

Director, Chairman of

Compensation Committee

/s/ Alan Kessman

    Alan Kessman